UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 17, 2026

Hydrofarm Holdings Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1510 Main Street
Shoemakersville, PA 19555

(Address of Principal Executive
Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990
Former Name or Former Address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement
On February 17, 2026, Hydrofarm Holdings Group, Inc.(the “Company”) entered into an agreement to terminate (the “Termination Agreement”) that certain Credit Agreement, dated as of March 29, 2021, as amended, by among JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, issuing bank and swingline lender, the other loan parties from time to time party thereto and the lenders from time to time party thereto (the “Revolving Credit Agreement”). Pursuant to the terms of the Termination Agreement, the parties agreed to terminate the Revolving Credit Agreement subject to the survival of each of the provisions of the Revolving Credit Agreements and Loan Documents (as defined in the Revolving Credit Agreement) and in the certificates delivered in connection with or pursuant to the Revolving Credit Agreement that survive termination of the Revolving Credit Agreement pursuant to Section 9.05 of the Revolving Credit Agreement.
Item 8.01 Other Events
As part of an ongoing review, the Company and its Board of Directors is exploring strategic alternatives to strengthen the Company’s liquidity and capital structure. In connection with such process, the Company and its financial advisors have engaged in ongoing discussions with the lenders (the “Lenders”) under the senior secured term loan in the initial principal amount of $125 million (the “Term Loans”) that were issued pursuant to that certain Credit and Guaranty Agreement, dated as of October 25, 2021, as amended (the “Credit and Guaranty Agreement”), by and among the Company, JPMorgan, as administrative agent and collateral agent, the other credit parties from time to time party thereto and the Lenders. While these discussions have continued, on February 4, 2026, the Company elected to defer making the interest payment of approximately $2.8 million on the Term Loans. As a result of the Company’s the failure to pay the interest within the grace period, an event of default under the Credit and Guaranty Agreement occurred with respect to the Term Loans. On February 11, 2026, the Lenders, through the administrative agent, notified the Company of such event of default and informed the Company that the administrative agent or the collateral agent may exercise any rights and remedies provided under the Credit and Guaranty Agreement and related financing documents, but it did not seek to enforce such remedies as of such time. In the meantime, the Company and the Lenders continue discussions regarding the Term Loans and the Company’s liquidity and capital structure.
Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These statements include statements made about the Company’s ability to pay outstanding indebtedness under the Credit and Guaranty Agreement, the Company’s beliefs and intentions regarding the Credit and Guaranty Agreement, the resolution of the matters thereunder, and the timing of any of the foregoing, each as described above. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond the Company’s control, include risks described in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filing made with the SEC on March 5, 2025, and the Company’s other Exchange Act filings. In addition, these forward-looking statements may be subject to risks and uncertainties related to the Company’s current level of indebtedness; the Company’s ability to maintain and preserve liquidity due to a variety of reasons, including industry conditions such as oversupply, fluctuations in the price of products and competitive industry pressures; and the Company’s ability to access additional sources of capital. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. The Company disclaims any obligation to update these forward-looking statements. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: February 20, 2026	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer
(Principal Executive Officer)